albrecht & associates, inc.


January 27, 1997


Mr. Yossi Levy
Isramco Inc.
460 Park Ave
New York, NY 10022

RE:  Fair Market Value
     Farmers Acquisition

Dear Mr. Levy:

Per your request, I have estimated the current Fair Market Value (FMC) of the following

     1)   The Farmers Acquisition

     2)   Isramco's 82.9% WI BPO (69.5% APO) in the Farmers Acquisition

For this appraisal, I have relied heavily upon the engineering provided to you by Riseden Services, Inc. dated Januiary 16, 1997. Further, my firm has independently engineered the Proved Producing reserves in the Farmers Acquisition and have no material disagreements with the Riseden engineering on that portion of the reserves. (My firm has not engineered the non-producing reserves in the Farmers Acquisition.)

Based on the foregoing, our appraisals as of February 1, 1997, of the subject properties are as follows:

          Farmers Acquisition

          Proved Producing:                      $2,200,000
          Proved Behind Pipe:                       300,000
          Proved Undeveloped:                     1,500,000
                                                 ----------

             Total FMV                           $4,000,000


1111 Fanin, Suite  1470                            1660 Lincoln, Suite 2700
Houston, Texas 77002                               Denver, Colorado 80262
713-931-9586                                        303-839-5627

          Isramco Interest in Farmers Properties

                                                 WI = 82.9%
                                                 ----------

          Proved Producing:                     $1,459,000
          Proved Behind Pipe:                      199,000
          Proved Undeveloped:                      995,000
                                                ----------

              Total FMV                         $2,658,000

Albrecht & Associates, Inc. has represented sellers of approximately $800 million of oil and gas properties, including over $150 million in 1996. Please be advised, however, that the appraisal process is not an exact science and is subject to many variables including changing market conditions for properties, oil and gas prices, engineering uncertainties, as well as many other unknowns. Our appraisal of the Fair Market Value is our best estimate taking into account current conditions, but is made without any warranties whatsoever, either express or implied. Untimately, the Fair Market Value is the value paid for a property by a willing buyer to a willing seller.

If we may be of further service, please advise.

Sincerely,

/S/  ROBERT A. ALBRECHT
----------------------------------
Robert A. Albrecht
President